UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 10

Amendment No. 2

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934

ORTUS CURRENCY FUTURESACCESS LLC
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	45-3237908 (I.R.S. Employer Identification No.)

c/o MERRILL LYNCH ALTERNATIVE INVESTMENTS LLC
4 World Financial Center
250 Vesey Street, 10th Floor
New York, NY 10080
212-449-3517

Barbra E. Kocsis
Merrill Lynch Alternative Investments LLC
1200 Merrill Lynch Drive (1B)
Pennington, NJ 08534
(609) 274-5838

Copies to:

Mark Borrelli
Sidley Austin LLP
One South Dearborn
Chicago, Illinois 60603

Securities to be registered pursuant to Section 12(b) of the Act: NONE

Securities to be registered pursuant to Section 12(g) of the Act:  Units of Limited Liability Company Interest
   (Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	Accelerated filer

Non-accelerated filer	Smaller reporting company	X

-i-

ITEM 1: BUSINESS

(a)   General Development of Business

Ortus Currency FuturesAccess LLC (the “Fund”) is a Delaware limited liability company, formed on September 12, 2011 for which Merrill Lynch Alternative Investments LLC, a Delaware limited liability company (the “Sponsor”), serves as the sponsor. The Fund invests substantially all of its assets through Ortus Currency GWIM-AI Master Fund Ltd. (the “Master Fund”), which has the same investment objectives as the Fund. The Sponsor has delegated commodities trading authority for the Master Fund to Ortus Capital Management Limited (the “Trading Advisor”), as the single professional commodity trading advisor (“CTA”) to manage the Master Fund’s speculative trading of commodity-related investments, including currency spot and forward contracts (“F/X”).  The Trading Advisor is not affiliated with the Sponsor or the Fund.

Ortus Currency Participation Fund Ltd. (the “Offshore Fund”) and, if launched, a feeder fund sold to U.S. Trust clients of Bank of America Corporation (the “BA Feeder” and, together with the Offshore Feeder and the Fund, the “Feeder Funds”) will also invest substantially all of their assets through the Master Fund.  It is anticipated that the Master Fund will offer separate classes of shares which will have identical terms but will be invested in by the Fund, the Offshore Fund and the BA Feeder, if launched, respectively.  The Master Fund will issue each Feeder Fund a class of shares in order to track the Performance Fee separately with respect to each Feeder Fund as described below.  See Item 1(c) “Description of Current Charges.”  References herein with respect to the Fund’s activities, expenses and portfolio include those of the Master Fund unless the context requires otherwise.  As used herein, the “Funds” refer to the Master Fund and the Feeder Funds.

The Fund is part of the Merrill Lynch FuturesAccessSM Program (“FuturesAccess”), which has been sponsored and designed by the Sponsor to make available to eligible investors different futures funds, including the Fund (“FuturesAccess Funds”), for direct investment, investment through a fund of funds, or investment through a master fund.

The Fund will file annual, quarterly and current reports and certain other information with the Securities and Exchange Commission (“SEC”).  Persons may read and copy any documents the Fund files at the SEC’s public reference room at 100 F Street, NE, Washington D.C. 20549 on official business days between the hours of 10 a.m. and 3 p.m.  You may obtain information on the operation at the public reference room by calling the SEC at 1-800-SEC-0330.  The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.  A copy of any such filings will be provided free of charge to any investor in the Fund (“Investor”) upon written request to the Fund at its business address, c/o Merrill Lynch Alternative Investments LLC, 4 World Financial Center, 250 Vesey Street, 10th Floor New York, NY 10080.

Plan of Operation

The Fund commenced trading, through the Master Fund, on or about January 5, 2012. The Fund’s principal objective is to obtain superior absolute returns by pursuing trading strategies focused on global currency-related investments while maintaining a strong commitment to risk control and capital preservation (the “Trading Program”).  The Trading Advisor currently implements the Trading Program for the Master Fund primarily by trading F/X forward contracts but may utilize currency futures contracts or other instruments in the future.

The Trading Program focuses on global currencies. The Trading Advisor’s approach is to develop and deploy various currency strategies that cover different return drivers across various time horizons and currencies – each with its own risk allocation.  Although the Trading Program is designed to take advantage of the opportunities mainly available in currency cycles that last from a few months to a couple of years, over time the Trading Advisor may employ additional and different types of investment strategies to exploit opportunities that are available in the F/X markets.

The core component of the Trading Program focuses on three principles: (i) portfolio approach; (ii) adaption to changing market conditions; and (iii) risk management.  The Trading Advisor believes that a portfolio approach will allow the Master Fund to have a proper balance of offensive and defensive positions while also allowing the Master Fund to take advantage of subtle opportunities in F/X trades.  The Trading Advisor’s model forecasts change as new information is acquired; this adaptive forecasting is designed to help avoid substantial losses from persistently incorrect views of the market.  In addition, as part of risk management, the Trading Advisor attempts to size the portfolio to balance its ability to capitalize on investment opportunities as well as to handle market volatility along the way.

The investment process of the core component of the Trading Program consists mainly of  (i) market view formation, and (ii) portfolio construction and risk control.

In general, between 5% and 20% of the Fund’s assets are expected to be committed as margin or collateral at any one time and in the control of the prime broker(s).   This amount could be higher or lower and there is no obligation to maintain collateral within this range or any other specific range.  However, the amount committed as collateral supporting the Fund's trading is not expected to exceed 20% of the Fund's assets at any given time, absent extraordinary circumstances.

Under the Fund’s limited liability company operating agreement (the “Operating Agreement”), the management and operation of the Fund and the determination of its policies are vested exclusively in the Sponsor.  The Sponsor may place capital under the management of, and withdraw capital from, the discretionary control of the Trading Advisor by investing all or substantially all of the Fund’s assets in the Master Fund and redeeming therefrom.  The Sponsor is registered with the Commodity Futures Trading Commission (“CFTC”) as a commodity pool operator (“CPO”) and as a CTA and is a member of the National Futures Association (“NFA”) in such capacities.  The Sponsor is also registered with the SEC as an investment adviser.

The Fund’s assets may be used to engage in the trading of currency spot and forward contracts, commodity futures contracts and other commodity-related investments pursuant to the investment methodology of the Trading Advisor.  The Sponsor was responsible for selecting and will be responsible for monitoring the Trading Advisor, and it may replace the Trading Advisor or terminate the Fund in the future, in its sole discretion.  The Sponsor selected the Trading Advisor based on the Sponsor’s diligence on the Trading Advisor, the markets in which the Trading Advisor is active and the Trading Advisor’s past performance.  The Sponsor may add replacement or additional trading advisors, but is unlikely to do so absent removal or resignation of the current Trading Advisor.

The Fund’s fiscal year ends on December 31.

As the Fund trades primarily in commodity interests rather than securities, the Fund qualifies for an exclusion from the definition of, and is not registered as, an investment company under the Investment Company Act of 1940 (the “Company Act”).  Consequently, Investors will not have the benefit of the investor protection provisions afforded by the Company Act.

(b)   Financial Information about Segments

The Fund’s business constitutes only one segment: a speculative “commodity pool.”  The Fund does not engage in sales of goods or services.

(c)   Narrative Description of Business

General

The Master Fund will principally trade in global currency-related investments.

Below is a chart showing the relationships between the Fund, the Sponsor and several of the major service providers to the Fund.

*The Sponsor sponsors and manages a variety of alternative investment funds, including the Fund, other FuturesAccess Funds, other commodity pools and funds which trade primarily in securities rather than commodities, including hedge funds, funds of funds and private equity funds.

Sponsor

The Sponsor is an indirect wholly-owned subsidiary of Merrill Lynch & Co., Inc. (“ML & Co.”).  ML & Co. is a wholly-owned subsidiary of Bank of America Corporation (“Bank of America”).  For convenience, ML & Co. together with Bank of America and its affiliates are sometimes collectively referred to as “Merrill Lynch” or “BOA.”

The Sponsor sponsors and manages a variety of alternative investments, including hedge funds, funds of funds, managed futures funds and private equity funds.  The Sponsor’s capabilities in this field of investment date back as far as 1986 through its predecessor organizations.  The Sponsor’s affiliates also act as general partner, sponsor or investment manager for a number of hedge funds, single manager feeder funds, funds of funds, managed futures and private equity funds.

The Trading Advisor

The Trading Advisor is an alternative investment management firm incorporated in Hong Kong on April 22, 2003.  The Trading Advisor will manage the Master Fund pursuant to the exemption provided by CFTC Regulation 4.14(a)(10).  The Trading Advisor is licensed and regulated by the Securities and Futures Commission of Hong Kong (type 9 activity: asset management).  The Trading Advisor is not registered as a commodity trading advisor with the CFTC.  The Trading Advisor’s principal place of business is located in Hong Kong.

The Sponsor, the Master Fund and the Trading Advisor are parties to an advisory agreement with respect to the Trading Advisor trading the Trading Program for the Master Fund.

The Trading Advisor is the exclusive CTA for the Master Fund and is responsible for the commodities trading.  The Sponsor is responsible for management of cash and other assets not involved in the Trading Program.  The Sponsor is responsible for the management of any Master Fund excess cash.

The Master Fund’s over-the-counter (“OTC”) foreign currency, spot and forwards trading are conducted through Merrill Lynch International Bank Ltd. (“MLIB”) or UBS AG, which act as prime brokers with respect to these transactions, although it is expected that a substantial majority of the Master Fund's F/X prime brokerage will be through UBS AG commencing on or after August 1, 2012.  The Master Fund also utilizes custody accounts with The Bank of New York Mellon for cash and other assets.  In the event that the Master Fund engages in futures trading, the Master Fund will allocate funds in a CFTC regulated managed account held by Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) as the Master Fund’s commodity broker.

The Trading Advisor has the sole and exclusive authority and responsibility for directing the Master Fund’s trading, subject to the Sponsor’s fiduciary authority to intervene to overrule or unwind trades if the Sponsor deems that doing so is necessary or advisable for the protection of the Funds.  The Master Fund or the Sponsor may also override the trading instructions of the Trading Advisor to the extent necessary to:  (i) fund any distributions or redemptions of shares to be made by the Master Fund; (ii) pay the Master Fund’s expenses; and/or (iii) comply with speculative position limits which may apply to the Trading Advisor and/or the Sponsor, subject to applicable rules requiring the aggregation of positions; provided that the Master Fund and the Sponsor must permit the Trading Advisor three days in which to liquidate positions for the purposes set forth in clauses (i) and (ii) above prior to exercising its override authority.

The advisory agreement will continue in effect until October 26, 2013.  Thereafter, the advisory agreement will be automatically renewed for successive one-year periods, on the same terms, unless terminated by either the Trading Advisor or the Master Fund upon notice to the other party no later than 90 days before the expiration of the then-current term. The advisory agreement may, however, be terminated at any time pursuant to any of the following: (i) in its discretion, the Sponsor may terminate the advisory agreement at the end of any month upon 30 days’ notice; and (ii) the Master Fund and/or the Sponsor, on the one hand, or the Trading Advisor, on the other, may terminate the advisory agreement as a result of a material breach of the advisory agreement by the other party, after due notice and an opportunity to cure.  The advisory agreement will also terminate immediately if the Master Fund is terminated and dissolved as determined by the Sponsor.

Upon the dissolution of the Fund, the Sponsor (or, if the Sponsor has withdrawn, such other liquidator as the Investors may, by vote of more than 50% of the outstanding Units, by net asset value, not including Units held by Sponsor parties, select) will wind up the Fund’s affairs and, in connection therewith, will distribute the Fund’s assets pursuant to the Fund’s Operating Agreement.  While there are no separate fees related to terminating the advisory agreement, if there is a Performance Fee owed to the Trading Advisor on the date of termination, this fee is due on the termination of the advisory agreement.

The Master Fund and the Sponsor shall each severally indemnify, defend and hold harmless the Trading Advisor and its affiliates and their respective owners, principals, directors, officers, employees, representatives or controlling persons (“Trading Advisor Parties”) from and against any and all losses, claims, damages, liabilities (joint and several), costs and expenses (including any reasonable investigatory, legal and other expenses incurred in connection with, and any amounts paid in, any settlement; provided that, as applicable, the Master Fund or the Sponsor shall have approved such settlement) resulting from a demand, claim, lawsuit, action or proceeding relating to any of such Trading Advisor Party’s actions or capacities relating to the business or activities of the Master Fund pursuant to the advisory agreement; except to the extent that the conduct of such Trading Advisor Party which was the subject of the demand, claim, lawsuit, action or proceeding constituted negligence, misconduct or a breach of the advisory agreement or of any fiduciary obligation to the Master Fund and was not done in good faith and in a manner such Trading Advisor Party reasonably believed to be in, or not opposed to, the best interests of the Master Fund.  The termination of any demand, claim, lawsuit, action or proceeding by settlement will not, in itself, create a presumption that the conduct in question was not undertaken in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Master Fund.

Use of Proceeds and Cash Management Income

Markets Traded

The Master Fund engages in speculative currency trading in the U.S. and non-U.S. spot and forward markets, and in the future may engage in such trading in the U.S. and non-U.S. futures markets.  The Master Fund’s commitments to different types of markets — U.S. and non-U.S., regulated and non-regulated — differ substantially from time to time, as well as over time.  The Master Fund has no diversification policy restricting its concentration in any of these different types of markets.

Custody of Assets

Most if not all of the Master Fund’s assets are not required to be, and generally will not be, held in customer segregated accounts, although a significant portion of the Master Fund's assets are held in a bank custodial account.  This is due to the fact that assets used as collateral for margin trading in F/X markets (“F/X Markets”), including assets held by MLIB or UBS AG as F/X prime broker and counterparty, are typically not segregated.  Such assets are exposed to the risk of bankruptcy or insolvency of these counterparties, and the Master Fund would be a general unsecured creditor in such case.  Fund assets not committed as collateral for margin on F/X trades generally will be held in accounts in the name of the Master Fund in cash in a bank custodial account at Bank of New York Mellon or other banking institutions (which may include banks that are affiliated with BOA).  Cash assets of the Fund may also be maintained in: (i) interest bearing savings accounts maintained with major U.S. banks unaffiliated with BOA and/or (ii) money market investment funds that are managed by third party managers, including affiliates of BOA.

BOA’s “Interest Earning Program,” which offers interest on cash balances subject to a negotiated schedule, will apply to Master Fund cash assets during any time they are maintained by the Sponsor with its affiliates.  The present interest rate under the Interest Earning Program on U.S. dollar cash balances is the daily effective federal funds rate less 20 basis points, recalculated and accrued daily, and subject to a floor of 0%.  The daily effective federal funds rate is a volume-weighted average of rates on trades arranged by major brokers and is calculated by the Federal Reserve Bank of New York using data provided by the brokers.  Interest is computed based upon the daily net equity balance of the Master Fund’s account and is posted to the Master Fund’s account on a monthly basis.  At present, due to the low interest rate environment that has prevailed in the U.S since 2008, the Interest Earning Program’s U.S. dollar floor rate of 0% applies.

In the event the Master Fund trades currency futures or if the Sponsor otherwise determines to do so, certain of the Master Fund’s assets will be held in customer segregated accounts at MLPF&S or its affiliates in cash or invested in CFTC-authorized investments for customer funds.  In the event of the bankruptcy or insolvency of MLPF&S, assets of the Master Fund could be lost if  MLPF&S does not properly segregate customer funds.

The Master Fund’s cash may be greater than, less than or equal to the Master Fund’s net asset value, on which the underlying redemption value of the Units is based, primarily because net asset value reflects all gains and losses on open positions as well as accrued but unpaid expenses.

Net Asset Value

The Fund will calculate the net asset value per each class of Units (“Class”) as of the close of business on the last business day of each calendar month and such other dates as the Sponsor may determine in its discretion.  On a monthly basis, the Sponsor, pursuant to applicable CFTC regulations, sends to each Investor summary financial information for the Fund for the prior month, including relevant net asset values.  The Fund’s net asset value as of any date will generally equal the net asset value of the Fund’s investment in the Master Fund under the management of the Trading Advisor as of such date, plus any other assets held by the Fund, minus Sponsor’s Fees (as defined below), organizational expense amortization and any operating costs and other liabilities of the Fund. The net asset value of the Fund’s investment in the Master Fund will reflect reduction (at the Master Fund level) for accrued brokerage commissions, Management Fees and Performance Fees (as defined below), trading liabilities and any operating costs and other liabilities of the Master Fund.  The net asset value of each Class as of any date will generally equal the net asset value of the Fund attributable to such Class, after the deduction of all transaction costs and operating expenses, but prior to accrual of the Sponsor’s Fees, less the Sponsor’s Fees charged specifically to that Class.  The net asset value of each Class is then divided equally among all Units of such Class in order to calculate the net asset value per Unit.  As a result, all Units of the same Class will have the same net asset value.

The Bank of New York Mellon, which acts as the Master Fund’s administrator, values the Master Fund’s managed futures positions. The liquidating value of a commodity futures contract or option traded on a U.S. commodity exchange is based upon the settlement price on the commodity exchange on which the particular commodity futures contract or option is traded; provided that, if a contract or option cannot be liquidated on the day with respect to which net asset value is being determined, the basis for determining the liquidating value of such contract or option will be such value as the Sponsor may deem fair and reasonable.

The liquidating value of a futures, forward or options contract not traded on a U.S. exchange is determined based upon policies established by the Sponsor, on a basis consistently applied for each different variety of contract.

The Sponsor is authorized to make all net asset value determinations including, without limitation, for purposes of determining redemption payments and calculating Sponsor’s Fees, on the basis of estimated numbers.  The Sponsor generally will not make retroactive adjustments in order to reflect the difference between estimated and final numbers, but rather reflects such difference including, for purposes of calculating redemption payments and Sponsor’s Fees, in the accounting period when such differences are determined.

The Sponsor may suspend the calculation of the net asset value of the Fund’s Units during any period for which the Sponsor is unable to value a material portion of the Fund’s positions or when the Master Fund is not reporting its net asset value.  The Fund will give notice of any such suspension to all Investors.

Reports

Each month, as required by CFTC regulations, the Sponsor sends to the Investors an account statement which includes the most recent month-end net asset value of the Fund, the percentage change from the previous month, the net asset value of the Fund’s Units and a brief summary of the Fund’s income and expenses, as well as any such other information as the Sponsor may deem appropriate.  Investors will also receive, after the close of the Fund’s fiscal year, audited financial statements and the tax information necessary for the preparation of their annual federal income tax returns.

Charges

The Fund will offer four classes (“Classes”) of units of limited liability company interest (“Units”):  Class A, Class C, Class I and Class D.  Each Class participates on equal terms in the profits and losses of the Fund and has equal ownership rights in the equity thereof.  Classes are differentiated only by the fees paid by each and the type of investor eligible to invest in each.  Class eligibility is determined on the basis of an Investor’s total investment in all FuturesAccess Funds, HedgeAccess Funds (as defined below) and certain other funds or programs sponsored by the Sponsor or its affiliates (“Total Investment”).

Although the Sponsor uses the term “Class” to distinguish the four types of units of limited liability company interest, and while the four types have different fees and investment minimums, they have the same rights, preferences and privileges, and the Sponsor therefore does not believe that different fees and investment minimums are sufficient differences to make them four separate “classes” under Section 12(g) of the Securities Exchange Act of 1934 (the “Exchange Act”).

BOA has provided initial “seed” capital to enable the Master Fund to begin trading, before sufficient client capital has been raised, to meet the Master Fund’s minimum capitalization.  Seed capital is invested in Class Z Units.  However, neither the Sponsor nor any other BOA entity has any obligation to “seed” the Master Fund.  Class Z Units are not subject to Sponsor’s Fees.  Class Z Units may be redeemed at any time on no notice.  See Item 4 “Security Ownership of Certain Beneficial Owners and Management—Security Ownership of Management.”

Description of Current Charges

Recipient	Nature of Payment	Amount of Payment
MLPF&S	Sales Commission
Sales commissions are based on gross subscription amounts, i.e., the total subscription prior to deduction of the sales commission.

Class A
1.00% – 2.50%

The initial sales commission applicable to subscriptions for Class A Units are as follows:

Total Investment of less than $1,000,000                   2.5%
Total Investment of at least $1,000,000,
less than $2,000,000                   2.0%
Total Investment of at least $2,000,000,
less than $3,000,000                   1.5%
Total Investment of at least $3,000,000,
less than $5,000,000                   1.0%

Class C
None

Class I
Up to 0.50%, subject to negotiation by individual Investors, but not to exceed 0.50% in any case

Class D
Up to 0.50%, subject to negotiation by individual Investors, but not to exceed 0.50% in any case

The Sponsor may waive or reduce sales commissions for certain Investors without entitling any other Investor to such waiver or reduction.

Recipient	Nature of Payment	Amount of Payment
The Sponsor	Sponsor’s Fees (asset- based)
Class A Units, which pay a sales commission, pay the Sponsor a monthly Sponsor’s fee of 1/12 of 1.5% of their month-end net asset value.

Class C Units, which pay no sales commissions, pay the Sponsor a monthly Sponsor’s fee of 1/12 of 2.5% of their month-end net asset value.

Class I Units, which pay a sales commission, pay the Sponsor a monthly Sponsor’s fee of 1/12 of 1.1% of their month-end net asset value.

Class D Units, which pay a sales commission, pay no Sponsor’s fees.

(These Sponsor fees in respect of the Class A Units, Class C Units or Class I Units,  the “Sponsor Fee.”)

Net asset value, for purposes of calculating the Sponsor’s Fee, is calculated prior to reduction for the Sponsor’s Fee being calculated.

The Sponsor will charge the Sponsor Fee at the Fund level, rather than the Master Fund level.

The Sponsor may waive, reduce or rebate Sponsor’s Fees for certain Investors without entitling any other Investor to a waiver or reduction.

The Trading Advisor; the Sponsor	Management Fees (asset- based)
As of the last business day of each calendar month, the Master Fund will pay the Trading Advisor a management fee (“Management Fee”) equal to 1/12 of 2.0% (a 2.0% annual rate) of the month-end net asset value of the Master Fund, prior to reduction for the Management Fees being calculated or for any accrued Performance Fees, as described below.  The Trading Advisor has agreed to share with the Sponsor 25% of the Management Fee paid with respect to the first $200 million of Master Fund assets and 30% of the Management Fee paid with respect to Master Fund assets in excess of $200 million.  These fees are in consideration of BOA’s providing certain administrative and operational support to the Fund.

Recipient	Nature of Payment	Amount of Payment
The Trading Advisor	Performance Fees
The Master Fund will pay to the Trading Advisor, as of each calendar quarter (“Performance Fee Calculation Date”), a performance fee (“Performance Fee”) equal to 20% of the New Trading Profit (defined below) attributable to the class of shares of the Master Fund in which each of the Fund, the BA Feeder and the Offshore Feeder invest.  Performance Fees will be charged as of each calendar quarter end as well as on net redemptions from the Master Fund.  Performance Fees will be calculated and charged separately with respect to each Feeder Fund rather than for the Master Fund as a whole.  As a result each Feeder Fund’s investment in the Master Fund will have its own High Water Mark and increases and decreases in net asset value will be separately determined in calculating Performance Fees.  Performance Fees will be calculated with respect to each class separately, irrespective of the performance experienced by different investors in each of the Feeder Funds.

Since the Management Fees and Performance Fees will be charged at the Master Fund level, the Sponsor’s Fee and any other expenses taken at the Fund level will not be deducted from the net asset value of the Master Fund for purposes of calculating the Management Fee or in determining the increase or decrease in net asset value of the Fund’s investment in the Master Fund for purposes of calculating the Performance Fee.  The charging of these fees at the Master Fund level also means that the Sponsor’s Fee will be charged on net asset value of the Fund after reduction for the Management Fee and Performance Fee.

“New Trading Profit” equals any increase in the net asset value of the Fund’s investment in the Master Fund as of the current Performance Fee Calculation Date over the High Water Mark attributable to such investment.  The High Water Mark attributable the Fund’s investment in the Master Fund is equal to the highest net asset value of the Fund’s investment in the Master Fund after reduction for the Performance Fee then paid, as of any preceding Performance Fee Calculation Date over the life of the Master Fund.  The High Water Mark will be increased dollar-for-dollar by new subscriptions and decreased proportionately when capital withdrawals attributable to the Fund are made from the Master Fund.  The proportionate High Water Mark reduction made as a result of capital withdrawals shall be calculated by multiplying the High Water Mark in effect immediately prior to such capital withdrawal by a fraction, the numerator of which is the aggregate

Recipient	Nature of Payment	Amount of Payment
net asset value of the Fund’s investment in the Master Fund immediately following such capital withdrawal and the denominator of which is the net asset value of the Fund’s investment in Master Fund immediately before such capital withdrawal, in each case prior to reduction for any accrued Performance Fee. New Trading Profit is calculated prior to the reduction for any Performance Fees being calculated as of the Performance Fee Calculation Date. In addition, net asset value for purposes of calculating the Performance Fee will not include any interest income earned by the Master Fund and will not be reduced by the Sponsor’s Fees, although interest income will increase, and the Sponsor’s Fees will decrease, net asset value for purposes of determining the value of the Units.

The Performance Fee is equal to 20% of New Trading Profit as of the Performance Fee Calculation Date.  For example, if the Fund’s investment in the Master Fund had a High Water Mark of $40 million, and the Fund’s investment in the Master Fund had a value of $39 million at the beginning of the period for which the Performance Fee is being calculated and a value of $42 million at the end of the period, the Performance Fee would equal 20% of $2 million, or $400,000, and the new High Water Mark would equal $41.6 million.

MLPF&S	Brokerage Commissions
Should the Master Fund trade currency futures, the Master Fund will pay per-trade brokerage commissions to MLPF&S as commissions for its clearing and execution services, a portion of which will be paid to the Master Fund’s executing brokers, which may or may not include MLPF&S.

The Master Fund’s brokerage commissions will be paid on the completion or liquidation of a trade and are referred to as “round-turn” commissions, which cover both the initial purchase (or sale) and the subsequent offsetting sale (or purchase) of a single commodity futures contract.  If 100 contracts are included in a single trade, 100 round-turn commissions are charged.  The brokerage commission rate charged in respect of the Trading Advisor may vary based on the frequency of its trading.  If the Trading Advisor has faster turnover, the Trading Advisor may be charged a lower per trade rate in an attempt to maintain the overall brokerage costs of the different FuturesAccess Funds at generally comparable levels.  However, the commission expenses of the different FuturesAccess Funds, both in the aggregate and on a

Recipient	Nature of Payment	Amount of Payment
“round-turn” basis, will vary, perhaps materially.

The “round-turn” commissions paid by the Master Fund on futures exchanges are expected to be approximately $15 per round-turn plus fees, except in the case of certain non-U.S. contracts on which the rates may be as high as $100 per round-turn plus fees due, in part, to the large size of the contracts traded.

Various Banks and Dealers, including MLIB and UBS AG	Currency (F/X) Dealer Spreads
The Master Fund’s currency trades may be executed in the F/X Markets in which there are no direct execution costs (that is, commissions or transactional fees).  Instead, the banks and dealers in the F/X Markets that execute trades for the Master Fund (including the Master Fund’s F/X prime brokers, acting in the capacity as executing brokers), would take a “spread” between the prices at which they are prepared to buy and sell currencies, with such spreads built into the spot or forward prices quoted the Master Fund.  MLIB and UBS AG will receive prime brokerage fees when each acts as prime broker for currency trades, such fees ranging from approximately $2 per million to $8 per million of notional currency transactions.

Should the Master Fund engage in exchange of futures for physical (“EFP”) trading, the Master Fund would acquire cash currency positions through banks and dealers, including BOA.  The Master Fund would pay a spread when it exchanges these positions for futures.  This spread would reflect, in part, the different settlement dates of the cash and the futures contracts, as well as prevailing interest rates, but also would include a pricing spread in favor of the dealer, which will often be BOA.

Service Providers, including Merrill Lynch Entities	Operating Costs
The Fund pays, in addition to the other expenses described above, its operating costs and its pro rata share of the operating costs of the Master Fund including, without limitation:  F/X and other OTC trading spreads, as described above; fees and other related charges; execution and clearing brokerage commissions, as described above; administrative, transfer, exchange and redemption processing, legal, regulatory, reporting, filing, tax, audit, escrow, accounting and printing fees and expenses, as well as extraordinary expenses.  Operating costs are allocated pro rata among the Fund’s Classes of Units, as well as, when applicable, among the Master Fund’s classes of shares, based on their respective net asset values.  Investors thus pay directly the operating costs of the Fund and pay indirectly their pro rata share of the operating costs of the Master Fund.

Recipient	Nature of Payment	Amount of Payment
The Sponsor retains outside service providers to supply certain services to FuturesAccess, including, without limitation, legal, tax reporting, custody, accounting, administrative and escrow services. Operating costs include the Fund’s, as well as the Master Fund’s, allocable share of the fees and expenses of these outside service providers, as well as the fees and expenses of any BOA entity or other service providers which may be retained to provide these or other services in the future. Certain other costs related to FuturesAccess as a whole including, for example, additional third party service providers and costs related to improvements over the entire platform, such as a consultant brought in to improve processes platform wide, are allocated pro rata among all FuturesAccess Funds, including the Fund and Master Fund. These costs will vary significantly from period to period.
The Sponsor	Organization- al and Initial Offering Costs
The Fund charges the costs associated with the organization and initial offering of the Fund to Investors. For operational purposes, i.e., for processing subscriptions and redemptions and for reporting purposes, these costs are amortized against net asset value at the Fund level in 60 monthly installments, beginning with the first month-end after the initial issuance of Units.  If such costs are deemed material, however, they will be treated differently for financial reporting purposes than for operational purposes.  In this event, for financial reporting purposes, organizational costs would be fully expensed upon the Fund’s launch, and initial offering costs would be amortized over the first twelve months of the Fund’s operations.  The Fund ultimately pays for all of these costs and will reimburse the Sponsor for any such costs that it advanced on behalf of the Fund.

N/A	Ongoing Offering Expenses
The Fund will pay its own ongoing offering expenses, which are allocated pro rata among each Class of Units in accordance with their respective net asset values.  The ongoing offering expenses payable by the Fund are not expected to exceed $100,000 per year, although these expenses could exceed this estimate during any given year.

Conflicts of Interest

BOA-Affiliated Entities

The Sponsor and other BOA affiliates involved in the operations of the Fund and the Master Fund are under the common ownership and control of BOA.

Consequently, many of the business terms of the Fund and the Master Fund have not been negotiated at arm’s-length.

Were Investors to seek redress from BOA for damages relating to the offering of the Units or the operations of the Fund, they would be unlikely to have recourse against any BOA entity, such as ML & Co., which is not a direct party to an agreement with the Fund.  Even in the case of direct entities, Investors would likely have recourse only on a derivative basis, suing not individually but in the right of the Fund.

MLPF&S and MLIB

MLPF&S executes, and MLIB acts as counterparty to, trades for many different clients in the same markets at the same time.  Consequently, other clients may receive better prices than the Master Fund on some trades, causing the Master Fund to pay higher prices for its positions.

Many MLIB clients pay lower bid-ask spreads on OTC F/X trading than the Master Fund. In the event that the Master Fund trades futures contracts, many MLPF&S clients would pay lower futures brokerage rates than the Master Fund.  Brokerage commissions and bid-ask spreads have a major impact on the Master Fund’s performance, and the cumulative effect of the higher rates paid by the Master Fund is material.

MLPF&S and MLIB each must allocate their resources among many different clients.  They have financial incentives to favor certain accounts over the Master Fund, including by devoting more business time to such other accounts or by providing lower brokerage commissions to accounts with higher trading volume than the Master Fund.  Because of the competitive nature of the markets in which the Master Fund trades, to the extent that either of MLPF&S or MLIB prefers other clients over the Master Fund, the Master Fund is likely to have lower investment performance than is otherwise the case.

MLPF&S and MLIB do not have to compete to provide services to the Master Fund; consequently, there is no independent check on the quality of their services.

The Sponsor

Use of BOA Affiliates

The Sponsor and certain of its affiliates identified herein are service providers to the Fund and the Master Fund and will remain so even if using other firms, or using other firms exclusively, would be more advantageous for the Fund and the Master Fund.  Because the Sponsor and its affiliates are service providers to the Fund and the Master Fund, the principals or key employees of the Sponsor may be associated persons of these service providers.

Proprietary Investments

From time to time, the Sponsor or BOA may have substantial proprietary investments with the Trading Advisor.  The Sponsor and Merrill Lynch have a conflict of interest in allocating capital to the Trading Advisor, and the terms of the Sponsor’s or BOA’s proprietary investment with the Trading Advisor may have substantially different terms than those the Sponsor or BOA would receive by investing into the Fund, including the potential for more advantageous fees and liquidity than are offered to Investors.

Other Funds Sponsored by the Sponsor

The Sponsor might be able to add more value to the Fund if certain Sponsor personnel were to focus exclusively on managing the Fund, but none do so.  The Sponsor is a registered investment adviser and commodity pool operator and operates trading accounts other than the Fund because these accounts generate significant revenues for the Sponsor, and also diversify the Sponsor’s exposure to one or more of such accounts’ performing poorly.  The amount of time the Sponsor will devote to managing the Fund will vary significantly over time and is very difficult to quantify, but the Sponsor believes that the time it devotes to the Fund will be sufficient for the Sponsor to manage the Fund in accordance with its obligations and duties to the Fund.

The Sponsor sponsors or manages a total of 200 funds other than the Fund, including 17 other FuturesAccess Funds, 5 commodity pools not included in FuturesAccess and 178 funds which trade primarily in securities rather than commodities, including hedge funds, funds of funds and private equity funds. These funds are generally privately offered and may compete with or take positions opposite the Master Fund.  The Sponsor does not attempt to ensure any consistency of trading results across the pools it sponsors.  Each of these funds presents a potential conflict for the time and services of the Sponsor’s personnel and the Sponsor may have financial incentives to favor certain of such funds over the Fund, such as in cases where these other funds pay higher fees or attract more subscriptions than the Fund.  Presently, the Fund, the other Feeder Funds and the Master Fund are the only Sponsor sponsored or managed funds that primarily focus on currency investing.

Certain clients of the Sponsor pay materially lower brokerage rates than does the Master Fund.  In particular, certain institutional clients of BOA receive, as a result of arm’s-length negotiations, better commission rates than the Master Fund.

There is, in general, a shortage of qualified futures trading advisors available to manage customer assets.  The Sponsor has a conflict of interest in selecting the Trading Advisor for the Master Fund and trading advisors for other accounts sponsored by the Sponsor.

Per-Trade Revenues

Because the FuturesAccess Funds, including the Master Fund, pay brokerage commissions and forward trading spreads to MLPF&S and MLIB on a per trade basis, the Sponsor has an incentive to select trading advisors for FuturesAccess, including the Trading Advisor, which trade in higher volume, generating more revenue for MLPF&S and MLIB.

The Trading Advisor

Other Clients and Business Activities of the Trading Advisor

The Master Fund might benefit significantly from an exclusive focus by the Trading Advisor on the Master Fund rather than on its other accounts, including accounts owned by its principals.  The Master Fund could be adversely affected by the fact that the Trading Advisor trades other accounts at the same time that it is managing the Master Fund’s account. The Trading Advisor has numerous different clients and financial incentives to favor certain of such clients over the Master Fund.  The amount of time the Trading Advisor will devote to managing the account of the Master Fund will vary significantly over time and is very difficult to quantify, but the Sponsor believes will be sufficient for the Trading Advisor to discharge its duties to the Master Fund.

Other client accounts managed by the Trading Advisor may significantly outperform the Master Fund.

The Trading Advisor and its principals devote a substantial portion of their business time to ventures and accounts other than managing the Master Fund, including, in some cases, ventures that are unrelated to futures trading.

The Trading Advisor acts, or may in the future act, as sponsor of its own single- or multi-advisor futures funds.  These funds may, from time to time, be in direct competition with the Master Fund for positions in the market.  The Trading Advisor may advise accounts or funds that trade the same or substantially the same strategy as the Master Fund and which may be in competition for the same positions in the market.

Brokers and Dealers Selected by Trading Advisor

The Trading Advisor may require, as a condition of its managing the Master Fund’s account, that the account trade through certain non-BOA brokers with which the Trading Advisor has ongoing business dealings, even though BOA remains the clearing broker for the Master Fund.  The Trading Advisor may have a conflict of interest between insisting on the use of these brokers and using the brokers most advantageous for the Master Fund.

The Trading Advisor may execute trades for the Master Fund’s account through executing brokers affiliated with the Trading Advisor.

Performance Fees

The fact that the Trading Advisor is eligible to receive Performance Fees may cause it to trade in a more speculative fashion than it otherwise would.

Financial Advisors

“Financial Advisors” are the individual BOA brokers who deal directly with BOA clients.  Financial Advisors are compensated, in part, on the basis of the amount of securities commissions which they generate from client transactions.  Financial Advisors receive ongoing compensation and, in certain cases, initial selling commissions on the Units they sell and have a financial incentive to encourage Investors to purchase, and discourage Investors from redeeming, Units.

Proprietary Trading

The Sponsor, MLPF&S and the Trading Advisor, and their respective affiliates, principals, key employees and related persons may trade in the commodity markets for their own accounts as well as for the accounts of their clients.  Records of this trading will not be available for inspection by Investors.  These persons may take positions which are the same as or opposite to those held by the Master Fund.  As a result of a neutral allocation system, testing a new trading system, trading their proprietary accounts more aggressively or other actions not in violation of their fiduciary or other duties, these persons may from time to time take positions in their proprietary accounts ahead of the positions taken for the Master Fund.  In addition, on occasion orders may be filled more advantageously for the account of one or more such persons than for the Master Fund’s account.

Direct and Indirect Investors

Investors will be permitted to invest directly in the Fund and the Fund may, in the future, be an underlying fund for the Trend-Following Fund, Systematic Momentum or other funds of funds managed by the Sponsor in the future.  Under certain circumstances, the potentially disparate interests of the direct Investors and the relevant fund(s) of funds could materially adversely affect one or both groups of investors.  For example, the Sponsor, in managing the relevant multi-advisor fund(s) of funds, has a conflict of interest when reallocating capital away from one underlying fund to another between acting in the best interests of the fund of funds investors and of the direct investors.  As a result, the Sponsor may not make allocations that it would otherwise have considered in the best interest of the relevant fund(s) of funds.  Further, the Sponsor may allocate additional fund of fund capital to an underlying fund, such as the Fund, even though doing so prevents the direct Investors from themselves investing more due to capacity constraints.

Permitting different sets of investors to participate in the same underlying portfolios increases both the conflicts of interest and the potential risks to which such Investors are subject.

Transactions Between BOA and the Fund or Master Fund

Many of the service providers to the Fund or the Master Fund, including MLIB which is a non-exclusive F/X prime broker for the Master Fund, and MLPF&S, the exclusive clearing broker for the Master Fund in the event the Master Fund trades currency futures, are affiliates of BOA.  BOA negotiated with the Trading Advisor regarding the level of its Management Fee and Performance Fee and certain other terms of its advisory agreement.  However, the fees paid by the Fund or the Master Fund to any BOA parties were established by such parties based on rates charged to similarly-situated customers rather than being negotiated, and they are higher than would have been obtained in arm’s-length bargaining.

The Master Fund pays BOA prime brokerage commissions on spot and forward currency trades.  The Master Fund also will pay MLPF&S interest on short-term loans extended by MLPF&S to cover losses on foreign currency positions.  BOA retains certain economic benefits from possession of the Master Fund’s capital.

In the case of EFP transactions with MLIB, BOA recognizes certain incremental profits from the “differential” at which the Master Fund’s cash currency positions are exchanged for futures.  Consequently, the Sponsor may have a financial incentive to encourage the Trading Advisor to trade EFPs to a greater extent than it otherwise might.

Certain entities in the BOA organization, including, but not limited to, MLPF&S and MLIB, are the beneficiary of the revenues generated from the Master Fund.  The Sponsor controls the management of the Fund and the Master Fund, and serves as sponsor of each.  Although the Sponsor has not sold any assets directly to the Fund or the Master Fund, BOA makes substantial profits from the Fund and the Master Fund due to the foregoing revenues.

To the extent that cash is placed with affiliates of BOA, BOA indirectly receives certain economic benefits and therefore has a conflict of interest in selecting these third parties.  For example, BOA may invest in money market funds managed by its affiliates and, therefore, potentially benefits from its economic interest in these affiliates whenever these affiliates receive compensation for managing cash invested in money market investment funds managed by the affiliates.

No loans have been, are or will be outstanding by the Fund to the Sponsor or any of its principals or affiliates.

Regulation

The Sponsor is registered with the CFTC as a CPO and a CTA and is a member of the NFA in these capacities.  The Trading Advisor is exempt from registration with the CFTC as a CTA, but is subject to regulation by the Securities and Futures Commission of Hong Kong.  MLPF&S is registered with the CFTC as a futures commission merchant and is a member of the NFA in this capacity.  MLPF&S is a clearing member of the Chicago Mercantile Exchange, and is either a clearing member or member of all other principal U.S. futures and futures options exchanges.

Other than in respect of requirements arising from the registration of the Fund’s securities under Section 12(g) of the Exchange Act, the Fund is generally not subject to regulation by the SEC.  In particular, as the Fund trades primarily in commodity interests rather than securities, the Fund qualifies for an exclusion from the definition of, and is not registered as, an “investment company” under the Company Act.  Consequently, Investors will not have the benefit of the investor protection provisions afforded by the Company Act.  However, the Sponsor itself is registered as an “investment adviser” under the Investment Advisers Act of 1940.  MLPF&S is also regulated by the SEC and the Financial Industry Regulatory Authority, Inc.

Registered CPOs are subject to significant disclosure, reporting and recordkeeping requirements under CFTC regulations.  Although compliance with these requirements afford investors certain benefits, they also increase administrative burdens and expenses.  The Sponsor, MLPF&S and the Fund are also subject to anti-money laundering regulations and offering restrictions with respect to the sale of the Units pursuant to Rule 506 under Regulation D of the Securities Act.  These restrictions limit the type of investor that may purchase Units.

The CFTC and the U.S. commodities exchanges have established limits referred to as “speculative” position limits on the maximum net long or net short speculative positions that any person may hold or control in any particular futures or options contracts traded on U.S. commodities exchanges.  Futures accounts controlled by the Trading Advisor are combined for speculative position limit purposes, although the F/X traded by the Trading Advisor generally will not be subject to such limits.  The Trading Advisor could be required to liquidate futures positions held for the Master Fund, or may not be able to fully implement trading instructions generated by its trading models, in order to comply with such limits.  Any such liquidation or limited implementation could result in substantial costs to the Master Fund.  Additionally, most U. S. exchanges also limit the maximum change in some, but not all, futures prices during any single trading day.  These price limits may have an impact on the Master Fund’s trading method because once the price limit has been reached, it becomes very difficult to execute trades in the same direction the market has moved.  These price limits apply on a day-to-day basis, and therefore do not limit ultimate losses, but may reduce or temporarily eliminate liquidity.

CFTC regulations also prohibit trading advisors from trading certain instruments for accounts of U.S. persons such as the Fund.  As a result, some instruments that may be traded by the Trading Advisor for its non-U.S. accounts may not be traded for the Master Fund.

In the event the Master Fund trades currency futures, MLPF&S, as the Master Fund’s futures commission merchant would be required to segregate assets for on-exchange futures (and options on futures) trading pursuant to CFTC regulations.  If the assets of the Master Fund were not so segregated by MLPF&S, the Master Fund would be subject to the risk of the failure of MLPF&S.  Even given proper segregation, in the event of the insolvency of MLPF&S, the Master Fund may be subject to a risk of loss of its funds and would be able to recover only a pro rata share of assets, such as U.S. Treasury bills, specifically traceable to the commodity customers of MLPF&S such as the Master Fund.

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Reform Act”) was enacted in July 2010.  The Reform Act includes provisions that comprehensively regulate the over-the-counter derivatives markets for the first time.  The Reform Act requires that a substantial portion of over-the-counter derivatives be executed in regulated markets and submitted for clearing to regulated clearinghouses.  Those over-the-counter derivatives may include over-the-counter foreign exchange forwards and swaps which are traded by the Master Fund, although the U.S. Treasury has the discretion to exclude foreign exchange forwards and swaps from certain of the new regulatory requirements.  If these forwards and swaps are not so excluded, the Reform Act may require them to be cleared and may subject the Master Fund, the Trading Advisor, the Sponsor and/or the Fund’s counterparties to additional regulatory requirements including minimum initial and variation margin requirements, minimum capital requirements, registration with the SEC and/or the CFTC, new business conduct standards, disclosure requirements, reporting and recordkeeping requirements, transparency requirements, position limits, limitations on conflicts of interest and other regulatory burdens.  Some or all of these requirements may apply even if forwards and swaps are not excluded by the U.S. Treasury.  These new regulatory burdens would further increase the dealers’ costs, which are expected to be passed through to other market participants such as the Master Fund in the form of higher fees and less favorable dealer marks.  They may also render certain strategies in which the Trading Advisor might otherwise engage impossible, or so costly that they will no longer be economical, to implement.

The Reform Act includes a provision that has come to be known as the “Volcker Rule” that places significant limitations on the ability of a “banking entity” to sponsor or invest in hedge funds, private equity funds or similar funds (collectively, “private funds”).  The term “banking entity” generally includes a company that controls a Federal Deposit Insurance Corporation (“FDIC”)-insured depository institution, such as Bank of America, or a non-U.S. bank that is treated as a bank holding company and any affiliate or subsidiary of any such company, such as the Sponsor, and other systemically significant organizations regulated by the Federal Reserve.  Under certain circumstances the Volcker Rule will permit a banking entity to organize and make or retain a de minimis investment in a private fund, in connection with the banking entity’s fiduciary or investment advisory business.  The implementation of the Volcker Rule requires rulemaking from multiple federal government agencies, including the SEC, CFTC, the Federal Reserve and various other banking regulators.  On October 11, 2011 the proposed Volcker Rule was issued for comments.  The Volcker Rule is effective in July 2012 and provides for a conformance period of up to two years following the effective date.  There is uncertainty regarding what the rule will ultimately require.

(d)   Financial Information about Geographic Areas

The Fund has no operations in foreign countries, although the Master Fund trades on non-U.S. exchanges and other non-U.S. markets.  The Master Fund is organized under the laws of the Cayman Islands.  The Fund does not engage in sales of goods or services.

(e)   Available Information

Not applicable.

(f)   Reports to Investors

Not applicable.

(g)   Enforceability of Civil Liabilities Against Foreign Persons

Not applicable.

(h)   Smaller Reporting Companies

The requirements of Reg. S-K Item (h)(4)(i) through (xi) and (h)(5) are not applicable.  The Fund has no employees of its own.

ITEM 1A:  RISK FACTORS

Not applicable, the Fund is a smaller reporting company.

ITEM 2:  FINANCIAL INFORMATION

The Fund has only recently been organized and, as of March 1, 2012, has no meaningful performance history.

ITEM 3:  PROPERTIES

The Fund does not own or use any physical properties in the conduct of its business.  The Sponsor or an affiliate performs administrative services for the Fund from the Sponsor’s office, but the Sponsor bears its own overhead costs, including the costs of the Sponsor’s facilities.

ITEM 4:  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(a)   Security Ownership of Certain Beneficial Owners

Not applicable.

(b)   Security Ownership of Management

The Fund has no officers or directors.  Under the terms of the Operating Agreement, the Fund’s affairs are managed by the Sponsor, which has discretionary authority over the Fund’s trading (although this authority has been delegated to the Trading Advisor with respect to the Fund’s investment in the Master Fund). As of March 1, 2012, the Sponsor owned 14.1 million Units representing  approximately 76% of the outstanding Units.  As of the March 1, 2012, the  principals of the Sponsor did not own any Units.

BOA provided approximately $28.2 million in “seed capital” to meet the minimum initial investment amount currently required by the Trading Advisor for the Master Fund to commence operations, indirectly through an investment of $14.1 million in each of the Fund and the Offshore Feeder. Once the capitalization of the Master Fund, including BOA seed capital, exceeds $35 million BOA intends to redeem its seed capital. To the extent BOA redeems such seed capital, it will redeem $1 of its investment in the applicable Feeder Fund for each $1 in new net investments — i.e., net subscriptions by investors, after reduction for upfront sales commissions, as applicable, minus redemptions — to the applicable Feeder Fund.  Any such redemption of seed capital will be made monthly without notice to investors in the relevant Feeder Fund and without regard to any redemption notice requirement, or any other liquidity restraints related to redemptions, of the Feeder Fund.

(c)   Changes in Control

None.

ITEM 5:  DIRECTORS AND EXECUTIVE OFFICERS

(a) and (b)  Identification of Directors and Executive Officers.

The Fund itself has no officers or directors, but is managed by the Sponsor.  Accordingly, Investors do not receive the benefit of a direct fiduciary relationship with the officers and managers of the Sponsor.  The Sponsor has a board of managers rather than a board of directors.  In each case below, the managers and officers of the Sponsor are not independent and are employed for an indefinite term, subject to removal by the Sponsor.

The principal officers and managers of the Sponsor and their business backgrounds as of August 1, 2012 were as follows:

Name	Title	Age
DEANN MORGAN	Chief Executive Officer, President, and Manager	42
JAMES L. COSTABILE	Vice President and Manager	36
COLLEEN R. RUSCH	Vice President and Manager	44
STEVEN SUSS	Vice President and Manager	52
BARBRA E. KOCSIS	Chief Financial Officer and Vice President	45

Deann Morgan became the Chief Executive Officer and President of the Sponsor effective as of April 18, 2012.  Ms. Morgan had been a Vice President of the Sponsor since March 2008.  She is a Managing Director of BOA Global Wealth and Retirement Solutions group (“GWRS”).  As Chief Executive Officer and President of the Sponsor and a Managing Director within GWRS, Ms. Morgan is responsible for overseeing GWRS Alternative Investments Origination.  From April 2006 until December 2008, Ms. Morgan was a Director for BOA’s Investments, Wealth Management & Insurance group, where she was responsible for origination of private equity and listed alternative investments.  From August 1999 to April 2006, Ms. Morgan worked for BOA’s Investment Banking Group covering Asian corporate clients.  She received her M.B.A. from the University of Chicago and her B.B.A. from the University of Michigan and is a Chartered Financial Analyst (CFA) charterholder. Ms. Morgan has been registered with the CFTC as an associated person and listed as a principal of the Sponsor since August 21, 2009.  Ms. Morgan has also been registered with the CFTC as an associated person of MLPF&S since April 13, 2009.

James L. Costabile has been a Vice President of the Sponsor and a Managing Director within GWRS responsible for alternative investment distribution for BOA since July 2007 and US Trust since January 2009.  Mr. Costabile has been listed as a principal of the Sponsor since July 14, 2010.  He has also been registered with the CFTC as an associated person of MLPF&S since August 20, 2007.  Mr. Costabile was previously registered as an associated person of Citigroup Global Markets Inc., a broker-dealer within Citigroup, Inc., a global financial services company, from December 5, 2003 to July 6, 2007.  Mr. Costabile was responsible for, among other things, sales of alternative investment products to high net worth and institutional clientele at Citigroup

Global Markets Inc. from November 7, 1997 to July 6, 2007.  As part of the Sponsor management team, Mr. Costabile oversees the team of sales professionals and specialists responsible for supporting hedge funds, private equity and real asset offerings.  Prior to joining BOA in July 2007, Mr. Costabile spent ten years with Citigroup Inc., most recently as a Managing Director for Citigroup Alternative Investments, the business group responsible for the private client alternative investment business within Citigroup Inc., where he was responsible for co-heading Smith Barney Alternative Investment Distribution from February 2005 to June 2007.  Smith Barney Alternative Investment Distribution was responsible for sales and marketing of alternative products to high net worth and institutional clientele of Smith Barney Inc., an investment bank and brokerage firm.  Prior to that, Mr. Costabile held a number of positions involving sales, marketing, product management and financial advisor training within the following divisions of Citigroup, Inc.: Citigroup Alternative Investments from May 2003 to February 2005 (sales manager for hedge funds, private equity funds, structured products and exchange funds); the Private Capital Group, the business team responsible for privately placed investments to clients of Citigroup Inc.,  from February 2001 to May 2003 (sales desk manager for alternative funds for Smith Barney and Citi Private Bank); Salomon Smith Barney Alternative Investment Group, the business group responsible for alternative investments for clients of Salomon Smith Barney, Inc., from February 1999 to February 2001 (producing sales desk manager for alternative investment funds); Smith Barney Alternative Investments, the business group responsible for alternative investments for clients of the Smith Barney, Inc., from March 1998 to February 1999 (sales desk supervisor for alternative investment funds) and Smith Barney Capital Management, the business unit responsible for traditional asset management capabilities, which later merged into Citigroup Asset Management, from November 1997 to March 1998 (participating in sales, marketing and product management).  Mr. Costabile received a B.S. from Fordham University and holds the Chartered Alternative Investment Analyst designation.

Colleen R. Rusch has been a Vice President of the Sponsor and a Director within GWRS responsible for overseeing GWRS Alternative Investments operations and trading platform since December 2007.  Ms. Rusch has been listed as a principal of the Sponsor since September 14, 2010.  Prior to her role in GWRS, Ms. Rusch was a Director in the MLPF&S Global Private Client — Market Investment & Origination Group (“MIO”) where she was the business manager and Chief Administrative Officer (“CAO”) for IQ Investment Advisors LLC from July 2005 to December 2007.  Prior to her role as a Director in MIO, Ms. Rusch was a Director of Merrill Lynch Investment Managers where she was responsible for originating and overseeing closed-end funds from January 2005 to July 2005 and a Vice President where she held various roles within the mutual fund business from April 1993 to December 2004.  In addition, from July 2005 to October 2010, Mrs. Rusch served as CAO and Vice President of IQ and served as Vice President and Secretary of each of IQ’s publicly traded closed-end mutual fund companies.  Ms. Rusch holds a B.S. degree in Business Administration from Saint Peter’s College in New Jersey.

Steven Suss became a Vice President of the Sponsor effective as of May 22, 2012.  Mr. Suss has been a Managing Director within BOA’s Global Wealth & Investment Management’s Alternative Investments Group since January 2008, responsible for managing finance, operational and other business aspects of BOA’s alternative investment platform.  Mr. Suss has been listed as a principal of the Sponsor since June 12, 2012..  Mr. Suss is also a director and the President of BACAP Alternative Advisors Inc. (“BACAP”), an alternative investment advisor affiliated with BOA.  He has held these positions since July 1, 2007, and is responsible for the management and supervision of the overall business of BACAP.  Mr. Suss has also served as Senior Vice President of Bank of America Capital Advisors LLC (“BACA”) since July 2007.  BACA is an investment advisor focusing on alternative investment products and Mr. Suss is responsible in that entity for the management of financial reporting and the operational affairs of the investment vehicles managed by BACA.  Prior to these existing roles, Mr. Suss has performed various other roles within BOA:  he has served as Senior Vice President at Banc of America Investment Advisors Inc. (“BAIA”), another alternative investment advisor affiliated with BOA from July 2007 to March 2010; he was Senior Vice President of U.S. Trust Hedge Fund Management, Inc., a hedge fund manager associated with BOA, from June 2007 to March 2010, and served as its Chief Financial Officer and Treasurer from October 2007 to March 2010; he was Senior Vice President of UST Advisers, Inc., an investment adviser associated with BOA, from July 2007 to May 2008, and served as its President from April 2007 to June 2007; he was Senior Vice President of the Alternative Investment Division of U.S. Trust, a private bank associated with BOA, from April 2007 to June 2007.  In the above roles with BAIA, U.S. Trust Hedge Fund Management, Inc., UST Advisers, Inc. and U.S. Trust, Mr. Suss was responsible for the management of financial reporting and operational matters of alternative investment funds managed by those entities.  From October 2006 to March 2007, Mr. Suss took a voluntary leave between positions.  From May 2002 to September 2006, Mr. Suss was Chief Financial Officer and Chief Compliance Officer of Heirloom Capital Management, L.P., an investment adviser.  Mr. Suss received a B.B.A. from the University of Texas at Austin.

Barbra E. Kocsis is the Chief Financial Officer and Vice President for the Sponsor, has been listed with the CFTC as a principal of the Sponsor since May 21, 2007 and is a Director within the BOA’s Global Wealth Management Investment Services group, positions she has held since October 2006.  Ms. Kocsis’ responsibilities include providing a full range of specialized financial and tax accounting services for the Alternative Investment products offered through MLPF&S.  Prior to serving in her current roles, she was the Fund Controller of the Sponsor from May 1999 to September 2006.  Before joining the Sponsor, Ms. Kocsis held various accounting and tax positions at Derivatives Portfolio Management LLC, a back office and administrative services firm dedicated to the commodity pool and hedge fund industry, from May 1992 until May 1999, at which time she held the position of accounting director.  Prior to that, she was an associate at Coopers & Lybrand, an international public accounting firm, in both the audit and tax practices from September 1988 to February 1992.  She graduated cum laude from Monmouth College with a Bachelor of Science in Business Administration - Accounting.

(c)  Identification of Certain Significant Employees

None.

(d)  Family Relationships

None.

(e)  Business Experience

See Item 5 (a) and (b) above.

(f)  Involvement in Certain Legal Proceedings

None.

(g)  Promoters and Control Persons.

On July 31, 2007, the CFTC issued an order against the Sponsor and its affiliate Merrill Lynch Investment Managers, L.P. (“MLIM”), to which the Sponsor and MLIM consented, containing findings, which the Sponsor and MLIM neither admitted nor denied, that the Sponsor and MLIM filed with the NFA a number of annual reports for commodity pools for which they acted as CPOs after the deadline established by the CFTC’s regulations, in violation of CFTC Regulation 4.22(c).  MLIM and the Sponsor were ordered to cease and desist from violating Regulation 4.22(c) and to pay a civil penalty in the amount of $500,000.

ITEM 6:  EXECUTIVE COMPENSATION

The officers of the Sponsor are remunerated by BOA in their respective positions.  The Fund does not itself have any officers, directors or employees.  None of the principals, officers or employees of the Sponsor receives compensation from the Fund.  All persons serving in the capacity of officers or executives of the Sponsor are compensated by the Sponsor or an affiliate in respect of their respective positions with the Sponsor, which involve numerous duties unrelated to the operation of the Fund.  The Sponsor receives a monthly Sponsor’s Fee from the Class A Units (which pay a sales commission) equal to 1/12 of 1.5% of their month-end net asset value.  Class C Units (which pay no sales commissions) pay the Sponsor a monthly Sponsor’s Fee of 1/12 of 2.5% of their month-end net asset value.  Class I Units (which pay a sales commission) pay the Sponsor a monthly Sponsor’s Fee of 1/12 of 1.1% of their month-end net asset value.  MLPF&S will receive brokerage commissions, and compensation related to the Master Fund’s cash accounts, as described elsewhere in this Form 10.

There are no compensation plans or arrangements relating to a change in control of either the Fund or the Sponsor.

ITEM 7:  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

(d)           Transactions Between BOA and the Fund and the Master Fund

Many of the service providers to the Fund and the Master Fund are affiliates of BOA, although the Trading Advisor is not an affiliate of BOA.  The Sponsor negotiated with the Trading Advisor regarding the level of its Management Fee and Performance Fee and certain other terms of its advisory agreement.  However, the fees paid by the Fund or the Master Fund to any BOA parties were established by such parties based on rates charged to similarly-situated customers rather than being negotiated, and they are higher than would have been obtained in arm’s-length bargaining.

As noted above, the Master Fund pays BOA substantial brokerage commissions as well as bid-ask spreads on forward currency trades.  Bid-ask spreads are not a quantifiable expense of the Master Fund but do represent a profit margin to the dealer for making a market in currencies.  The Master Fund cannot quantify the amount of dealer profit that is embedded in a price quoted by a dealer but believes that the Master Fund will effect currency transactions at prevailing market prices.  Dealer profit from the Master Fund’s currency trading may, over time, be substantial. The Master Fund also pays BOA interest on short-term loans extended by BOA to cover losses on foreign currency positions, and BOA retains certain economic benefits from possession of the Master Fund’s capital.

Certain entities in the BOA organization are the beneficiaries of revenues generated from the Master Fund.  The Sponsor controls the management of the Master Fund and serves as its sponsor.  Although the Sponsor has not sold any assets, directly or indirectly, to the Fund or the Master Fund, BOA makes substantial profits from the Master Fund due to the foregoing revenues.

No loans have been, are or will be outstanding between the Sponsor or any of its principals and the Fund.

The Sponsor pays substantial selling commissions and trailing commissions to MLPF&S for distributing the Units.  The Sponsor is ultimately paid back for these expenditures from the revenues it receives from the Fund.

MLPF&S, an affiliate of the Sponsor, acts as the principal commodity broker for the Master Fund as applicable.  Additionally, the Sponsor and its affiliates may have derived certain economic benefits from possession of the Fund’s assets, as well as from foreign exchange and exchange for physical trading.

See Item 1(c) “Narrative Description of Business — Charges” for a discussion of other business dealings between the Sponsor and the Fund.

The Fund has no parent company other than the Sponsor which controls the Fund as its sponsor.

ITEM 8:  LEGAL PROCEEDINGS

None.

ITEM 9:  MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

(a)   Market Information

There is no trading market for the Units, and none is likely to develop.  Units may be redeemed or transferred subject to the conditions imposed by the Operating Agreement, which is attached hereto as Exhibit 3.02.

Classes.

Holders

As of March 1, 2012, there were 33 holders of Class A Units, 37 holders of Class C Units, 13 holders of Class I Units, 0 holders of Class D Units, and 1 holder of Class Z Units.

(b)   Dividends

Distributions, if any, may be made in the Sponsor’s discretion.  No distributions have been made on the Units and none are contemplated.

(d)           Securities Authorized for Issuance Under Equity Compensation Plans

None.

(e)           Performance Graph

Not applicable.

ITEM 10:  RECENT SALES OF UNREGISTERED SECURITIES

Units are privately offered and sold to “accredited investors” (as defined in Rule 501(a) under the Securities Act) in reliance on the exemption from registration provided by Section 4(2) of the Securities Act and Rule 506 thereunder (although Class Z Units may be issued solely in reliance on the exemption provided by Section 4(2)).  The selling agent of the Units was MLPF&S.

CLASS A

	Subscription
	Amount	Units
January 1, 2012	$ 151,125	151,125
February 1, 2012	$375,371	371,691
March 1, 2012	$710,108	735,939

CLASS C

	Subscription
	Amount	Units
February 1, 2012	$400,000	400,000
March 1, 2012	$1,409,348	1,476,375

CLASS I

	Subscription
	Amount	Units
January 1,2012	$260,000	260,000
February 1, 2012	$266,418	263,728
March 1, 2012	$677,212	701,410

CLASS Z

	Subscription
	Amount	Units
January 1, 2012	$14,100,000	14,100,000

Class A Units are subject to a sales commission paid to MLPF&S ranging from 1.0% to 2.5%.  Class I Units are subject to sales commissions paid to MLPF&S up to 0.5%.  The rate assessed to a given subscription is based upon the subscription amount.  Sales commissions are directly deducted from subscription amounts.  Class C Units and Class Z Units are not subject to any sales commissions.

ITEM 11:   DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

The securities to be registered consist of Units of limited liability company interest.

The Fund’s Operating Agreement effectively gives the Sponsor full control over the management of the Fund.  Investors have no voice in its operations.  The Sponsor, its affiliates and their respective officers, employees, representatives and agents (each, a “Sponsor Party” and, collectively, the “Sponsor Parties”) are exculpated and indemnified by the Fund from and against any claims, costs, expenses, damages or losses (including, without limitation, from and against any judgment, settlement, attorneys’ fees and other costs or expenses incurred in connection with the defense of any actual or threatened action or proceeding) suffered or sustained by any of them by reason of the fact that a Sponsor Party is or was connected in any respect with the Fund, provided, that the conduct or omission which led to the claim, cost, expense, damage or loss was in, or not opposed to, the best interests of the Fund and that such conduct or omission did not constitute gross negligence or intentional misconduct on the part of such Sponsor Party.

Investors have no right to participate in the control or management of the Fund through their ownership of Units, but they are entitled to: (i) vote on or approve certain changes to the Operating Agreement or the term of the Fund, (ii) receive annual audited financial statements, such monthly information as the CFTC requires and timely tax information; (iii) inspect the Fund’s books and records; (iv) redeem Units, barring suspension of redemptions; and (v) remove the Sponsor as manager of the Fund in accordance with the procedure as set forth in the next paragraph.

Upon at least 60 days’ written notice to the Sponsor and all Investors in the Fund, the Sponsor may be required to withdraw as manager of the Fund by a vote of Investors owning not less than 50% of the Units of the Fund (by net asset value) not including Units held by Sponsor Parties.  Any such removal will be effective as of the end of the calendar quarter in which such vote occurs.

The Operating Agreement provides for the economic and tax allocations of the Fund’s profit and loss.  Capital accounts have been established for each Unit, and for the Sponsor on a Unit-equivalent basis.  Economic allocations are based on Investors’ and the Sponsor’s capital accounts, and the tax allocations generally attempt to equalize tax and capital accounts by, for example, making a priority allocation of taxable income to Investors who redeem at a profit.  For the purposes of maintaining capital accounts, amounts payable to the Sponsor for items such as services fees are treated as if paid or payable to a third party and are not credited to the capital account or interest held in the Fund held by the Sponsor.

The Sponsor may amend the Operating Agreement in any manner not materially adverse to the Investors without need of obtaining their consent.  These amendments can be for clarification of inaccuracies or ambiguities, modifications in response to changes in tax code or regulations, to provide for the issuance of new Classes of Units or any other changes the Sponsor deems advisable.

(a)(1)(i)  Dividend Rights.

No distributions have been made on the Units and none are contemplated, but distributions may be made in the Sponsor’s discretion.

(ii)   Terms of Conversion.

Not applicable.

(iii)   Sinking Fund Provisions.

Not applicable.

(iv)  Redemption Provisions.

An Investor will be entitled to redeem as of the end of any calendar month all or part of the Investor’s Units, upon giving at least 10 days’ notice.  Investors who have BOA customer securities accounts may give such notice by contacting their BOA Financial Advisor, orally or in writing.  Redemption requests are irrevocable once made.  The Fund does not charge a redemption fee.  Units are redeemable at net asset value as of the close of business on the date of their redemption, minus any accrued fees (including Performance Fees) and brokerage commissions.  The Sponsor will cause the Fund to distribute to redeeming Investors the estimated net asset value of the Units redeemed by them, generally approximately 10 business days after the effective date of redemption, although there can be no assurance of the timing of such payment.  See Item 1(c) “Narrative Description of Business — Net Asset Value” for a more detailed description of how net asset values are determined.  Units which have been redeemed, but the proceeds of which have not yet been paid, will nevertheless be deemed to have ceased to be outstanding from the effective date of redemption for all other purposes.  No interest will be paid to Investors on redemption proceeds held pending distribution.  The Fund will retain any such interest.

There is no limitation on the number of an Investor’s redemptions.

The Sponsor may suspend redemptions during any period for which the Sponsor is unable to value a material portion of the Fund’s positions or investments or when the Master Fund is not reporting its net asset value.  In addition, the Sponsor may delay or suspend both the payment of redemption proceeds and the effective date of redemptions if the Sponsor determines that not doing so would have adverse consequences for the non-redeeming Investors.  In the event of suspension, the Fund will resume redemptions in accordance with normal redemption procedures when the Sponsor determines that such valuations are available and/or redemptions may be resumed without adverse consequences for the non-redeeming Investors, as applicable. All Units subject to suspended redemption requests will continue to be treated as outstanding for all purposes as if no redemption requests relating thereto had been submitted, until the effective date of their suspended redemption.  The Fund will give notice of any such suspension to all Investors promptly after the suspension is imposed, together with an explanation of the reason for the suspension.  Given the unpredictable timing of the circumstances that would cause the Sponsor to suspend redemptions, the Sponsor does not expect that Investors will receive advance notice of redemption suspensions.

If the Sponsor determines that a portion, but not all, of pending redemption requests can be processed in due course, the requests of all Investors submitting timely redemption requests with respect to any given redemption date will be satisfied pro rata (based on the aggregate net asset value of the Units requested to be redeemed by all Investors) as the Sponsor determines are available for distribution.

In addition, the Sponsor may delay or suspend the payment of redemption proceeds if the Sponsor determines that not doing so would have adverse consequences for the non-redeeming Investors.

The Sponsor may mandatorily redeem part or all of the Units held by a particular Investor:  (i) if the Sponsor determines that the Investor’s continued holding of Units could result in adverse consequences to the Fund; (ii) the Investor has a history of excessive exchanges between different FuturesAccess Funds and/or funds in the Sponsor’s HedgeAccess program (“HedgeAccess”) that is contrary to the purpose and/or efficient management of FuturesAccess or HedgeAccess; (iii) the Investor’s investment in the Units, or aggregate investment in FuturesAccess, is below the minimum level established by the Sponsor (including any increase in such minimum level that the Sponsor may implement in the future); or (iv) for any other reason.

The Sponsor will mandatorily redeem all of the Fund’s outstanding Units in the event that the Sponsor concludes that it is no longer advisable to operate the Fund or if the amount of assets invested in the Fund declines to a level that the Sponsor believes makes the continued operation of the Fund impracticable or uneconomical.

Units mandatorily redeemed will be redeemed as of the specified month-end without any further action on the part of the affected Investor.  In the event that the Sponsor mandatorily redeems any of an Investor’s Units, the Investor will have the option to redeem all of the Investor’s Units as of the date fixed for redemption.

In the event that the Fund is required to pay or withhold state, local or other taxes with respect to a particular Investor or Investors, the Fund may redeem an appropriate number of the Investor’s or Investors’ Units as of the end of the accounting period immediately following such payment in order to reimburse the Fund for the amount of such payment, together with interest on the amounts so paid at the 91-day Treasury bill rate as in effect as of the beginning of each calendar month, starting with the calendar month in which the payment is made, through the end of such accounting period.

As provided in the Operating Agreement, any material adverse amendment to the Fund’s redemption provisions described herein would require notice to and consent from Investors holding more than 50% of the outstanding Units.

(v)  Voting Rights.

The Units do not carry voting rights regarding the election of the Sponsor, which manages the Fund.  However certain actions involving the Fund are subject to the vote or consent of the Investors as outlined herein, including removal of the Sponsor.  If there is a dissolution event,  Investors holding more than 50% of the outstanding Units may vote to continue the Fund, if it is lawful to do so, and to appoint one or more managers for the Fund.   Amendments to the Operating Agreement which are materially adverse to the Investors are subject to the consent of  Investors holding more than 50% of the outstanding Units.  Material amendments to the Operating Agreement which are not adverse to Investors may be made without obtaining the consent of Investors.  The voting rights of Units are determined by their respective net asset values.  Any vote or consent of Fund Investors will exclude Units held by the Sponsor Parties.

(vi)  Classification of the Board of Directors.

Not applicable.

(vii) Liquidation Rights.

Upon the occurrence of an event causing the dissolution of the Fund, the Sponsor, or, if the Sponsor has withdrawn, such other liquidator as the Investors may, by vote of more than 50% of the outstanding Units, select, will wind up the Fund’s affairs and, in connection therewith, distribute the Fund’s assets as described below.

In connection with a dissolution of the Fund, the Operating Agreement provides for the assets of the Fund to be distributed as follows:  first, to the payment and discharge of all claims of creditors of the Fund, including creditors who are Investors; second, to the establishment of such reserves as the Sponsor or other liquidator may consider reasonably necessary or appropriate for any losses, contingencies, liabilities or other matters of or relating to the Fund; provided, however, that if and when the Sponsor or other liquidator determines that the causes for such reserves have ceased to exist, the funds, if any, then held in reserve will be distributed in the manner hereinafter provided; and third, after making all final allocations contemplated by the Operating Agreement, and for such purposes treating the date of dissolution as if it were a December 31, to the distribution in cash of the remaining assets of the Fund among the Investors in accordance with the positive balance in each of the Investor’s closing capital account as of the last day of the accounting period in which the Fund’s dissolution occurs.  Any assets distributed in kind in the liquidation will be valued, for purposes of distribution, in accordance with the Operating Agreement as of the date of distribution, and any difference between this value and the carrying value of the assets will, to the extent not otherwise taken into account in determining net asset value, be deemed to constitute income or loss to the Fund.

(viii)  Preemption Rights.

Not applicable.

(ix)  Liability Imposed on the Stockholders.

Except as otherwise provided by law, liability of Investors for the liabilities of the Fund is limited to the capital contribution of the Investor plus its share of undistributed profits and assets, if any, including any obligation under law to return to the Fund distributions and returns of contributions.

(x)  Restriction on Alienability.

Units are subject to restriction on alienability.  Assignment, transfer or disposition of any Units or part or all of any right, title or interest in the capital or profits of the Fund by an Investor may only be effected by giving written notice to and receiving the written consent of the Sponsor and must be in compliance with federal and state securities laws, provided, however, that an Investor may transfer the economic benefits of ownership of its Units without regard to such consent.

(xi)  Provision that Discriminates Against a Stockholder.

Not applicable.

(a)(2) – (a)(5)

Not applicable.

(b)  Debt Securities.

Not applicable.

(c)   Warrants and Rights.

Not applicable.

(d) Other Securities.

Securities to be registered consist of Units of Limited Liability Company Interest.

(e) Market Information on Securities Other Than Common Equity.

Not applicable.

(f) American Depository Receipts.

Not applicable.

ITEM 12:  INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Fund has agreed to indemnify and hold harmless the Sponsor Parties from and against any claims, costs, expenses, damages or losses (including, without limitation, from and against any judgment, settlement, attorneys’ fees and other costs or expenses incurred in connection with the defense of any actual or threatened action or proceeding) suffered or sustained by any of them by reason of the fact that a Sponsor Party is or was connected in any respect with the Fund;

provided, that the conduct or omission which led to the claim, cost, expense, damage or loss was in, or not opposed to, the best interests of the Fund and that such conduct or omission  did not constitute gross negligence or intentional misconduct on the part of such Sponsor Party.

The Fund is obligated to advance payments asserted by a Sponsor Party to be due under the preceding paragraph pending a final determination of whether such indemnification is, in fact, due; provided, that the Sponsor Party agrees in writing to return any amounts so advanced, without interest, in the event such indemnification is finally determined not to be due.

Whether or not a Sponsor Party is entitled to indemnification will be determined by the judgment of independent counsel as to whether the Sponsor Party has reasonable grounds for asserting that indemnification is so due, unless otherwise determined by a court, arbitral tribunal or administrative forum.

In the event the Fund is made a party to any claim, dispute or litigation, or otherwise incurs any loss or expense, as a result of or in connection with any Investor’s activities, obligations or liabilities unrelated to the Fund’s business, the Investor must indemnify and reimburse the Fund for all loss and expense incurred, including attorneys’ fees.

ITEM 13:  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The financial statements with regard to the Fund required by this Item are included beginning on page F-1.

The supplementary financial information specified in Item 302 of Regulation S-K is not applicable.

ITEM 14:  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

ITEM 15:  FINANCIAL STATEMENTS AND EXHIBITS

(a)           Financial Statements

The financial statements required by this Item are included beginning at page F-1.

(b)           Exhibits

Exhibit Designation	Description
3.01*	Certificate of Formation of Ortus Currency FuturesAccess LLC.
3.02*	Amended and Restated Limited Liability Company Operating Agreement of Ortus Currency FuturesAccess LLC.
10.01*	FX Prime Brokerage Reverse Give-Up Agreement among Ortus Currency GWIM-AI Master Fund Ltd., UBS AG, Merrill Lynch International Bank Limited and Ortus Capital Management Limited.
10.02*	Advisory Agreement among Ortus Currency GWIM-AI Master Fund Ltd., Merrill Lynch Alternative Investments LLC and Ortus Capital Management Limited.

* Incorporated by reference to the Form 10 filed on March 14, 2012.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: August 24, 2012	ORTUS CURRENCY FUTURESACCESS LLC

	By:	Merrill Lynch Alternative Investments LLC, Sponsor

	By:	/s/ Barbra E. Kocsis
		Name:	Barbra E. Kocsis
		Title:	Chief Financial Officer and Vice President

ORTUS CURRENCY FUTURESACCESS LLC
(A Delaware Limited Liability Company)

Financial Statement as of December 31, 2011
and Report of Independent Registered Public Accounting Firm

ORTUS CURRENCY FUTURESACCESS LLC
(A Delaware Limited Liability Company)

TABLE OF CONTENTS

Page
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1
FINANCIAL STATEMENT:
Statement of Financial Condition as of December 31, 2011	2
Notes to Statement of Financial Condition	3

1

pwc

Report of Independent Registered Public Accounting Firm

To the Members of Ortus Currency FuturesAccess LLC:

In our opinion, the accompanying statement of financial condition presents fairly, in all material respects, the financial position of Ortus Currency FuturesAccess LLC ("the Fund") at December 31, 2011 in conformity with accounting principles generally accepted in the United States of America.  This financial statement is the responsibility of the Fund's management; our responsibility is to express an opinion on this financial statement based on our audit.  We conducted our audit of this statement in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of financial condition is free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of financial condition, assessing the accounting principles used and significant estimates made by management, and evaluating the overall statement of financial condition presentation.  We believe that our audit of the statement of financial condition provides a reasonable basis for our opinion.

January 20, 2012

PricewaterhouseCoopers LLP, PricewaterhouseCoopers Center, 300 Madison Avenue, New York, NY 10017
T: (646) 471 3000, F: (813) 286-6000, www.pwc.com/us

ORTUS CURRENCY FUTURESACCESS LLC

(a Delaware Limited Liability Company)

STATEMENT OF FINANCIAL CONDITION

December 31, 2011
ASSETS:

Due from Merrill Lynch Alternative Investments LLC	$125,753

TOTAL ASSETS	$125,753

LIABILITIES AND MEMBERS’ CAPITAL:

Accrued Expenses	$125,753

Total liabilities	125,753

MEMBERS’ CAPITAL:
Total members’ capital	$-

TOTAL LIABILITIES AND MEMBERS' CAPITAL	$125,753

NET ASSET VALUE PER UNIT	$-

See notes to Statement of Financial Condition.

ORTUS CURRENCY FUTURESACCESS LLC
(a Delaware Limited Liability Company)

NOTES TO THE FINANCIAL STATEMENT

1.	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Ortus Currency FuturesAccess LLC (the “Fund”), a Merrill Lynch FuturesAccess Program (the “Program”) Fund was organized under the Delaware Limited Liability Company Act on September 12, 2011 and plans on its first receipt of investor capital on January 3, 2012.  Commercial operations will start upon receipt of such investor capital.  The Fund will issue new units of limited liability company interests (“Units”) at Net Asset Value per Unit as of the beginning of each calendar month following the commencement of operations.  The Fund has not issued any units as of December 31, 2011.

The Fund is part of a master-feeder structure that will invest substantially all of its assets through Ortus Currency GWIM-AI Master Fund Ltd. (the “Master Fund”), which has the same investment objective as the Fund.  The Master Fund initially will implement trading currency spot and forward contracts but may utilize currency futures contracts or other instruments in the future.  Merrill Lynch Alternative Investments LLC (“MLAI”) is the sponsor (“Sponsor”) and the manager (“Manager”) of the Fund.  MLAI has delegated commodities trading authority for the Master Fund to Ortus Capital Management Limited (“Ortus” or the “Trading Advisor”).

MLAI is an indirect wholly-owned subsidiary of Merrill Lynch & Co., Inc. (“Merrill Lynch”).  Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), a wholly-owned subsidiary of Merrill Lynch, is the Fund’s commodity broker.  Merrill Lynch is a wholly-owned subsidiary of Bank of America Corporation.  Merrill Lynch International Bank is the Fund’s forward contracts broker.

The Program is a group of commodity pools sponsored by MLAI (each pool is a “Program Fund” or collectively, “Program Funds”) each of which places substantially all of its assets in a managed futures or forward trading account managed by a single or multiple commodity trading advisors.  Each Program Fund is generally similar in terms of fees, Classes of Units and redemption rights.  Each of the Program Funds implements a different trading strategy.

Estimates

The preparation of the Statement of Financial Condition and accompanying notes in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities in the Statement of Financial Condition and accompanying notes.  As a result, actual results could differ from these estimates and such differences could be material.

Revenue Recognition

Upon commencement of operations, commodity futures, options on futures, spot and forward contract transactions will be recorded on the trade date.  Open contracts will be reflected in Net unrealized profit (loss) on open contracts in the Statement of Financial Condition as the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available) or at fair value.  The change in unrealized profit (loss) on open contracts, after the commencement of trading, from the beginning of the period to the end of the period will be reflected in Change in unrealized under Trading profit (loss) in the Statement of Operations.

Foreign Currency Transactions

The Fund’s functional currency is the U.S. dollar; however, it may transact business in U.S. dollars and in currencies other than the U.S. dollar.  Assets and liabilities denominated in currencies other than the U.S. dollar will be translated into U.S. dollars at the rates in effect at the date of the Statement of Financial Condition.  Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period.  Profits and losses resulting from the translation to U.S. dollars are to be included in Trading Profit (Loss) in the Statement of Operations of the Fund.

Equity in Commodity Trading Account

A portion of the assets maintained at MLPF&S will be considered to be restricted cash required to meet maintenance margin requirements.  Currently there are no assets maintained at MLPF&S.

Cash and Cash Equivalents

The Fund considers all highly liquid investments, with a maturity of three months or less when acquired, to be cash equivalents.  Currently the Fund holds no cash or cash equivalents.

Income Taxes

No provision for income taxes has been made in the accompanying financial statements as the Member is individually responsible for reporting income or loss based on such Member’s share of the Fund’s income and expenses as reported for income tax purposes.

The Fund follows the Accounting Standard Codification (“ASC”) guidance on accounting for uncertainty in income taxes.  This guidance provides how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements.  This guidance also requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Fund's financial statements to determine whether the tax positions are "more-likely-than-not" to be sustained by the applicable tax authority.  Tax positions with respect to tax at the Fund level not deemed to meet the "more-likely-than-not" threshold would be recorded as a tax benefit or expense in the current period.

Subscriptions

Units will be offered as of the close of business at the end of each month starting in January 2012.  Units are purchased as of the first business day of any month at Net Asset Value, but the subscription request must be submitted at least three calendar days before the end of the preceding month.  Subscriptions submitted less than three days before the end of a month will be applied to Units subscriptions as of the beginning of the second month after receipt, unless revoked by MLAI.

Redemptions and Exchanges

A Member may redeem or exchange some or all of such Member’s Units at Net Asset Value as of the close of business, on the last business day of any month, upon ten calendar days’ notice (“notice period”).

An investor in the Fund can exchange these Units for Units of the same Class in other Program Funds as of the beginning of each calendar month upon at least ten days prior notice.  The minimum exchange amount is $10,000.

Redemption requests are accepted within the notice period.  The Fund does not accept any redemption requests after the notice period.  All redemption requests received after the notice period will be processed for the following month.

Dissolution of the Fund

The Fund may terminate if certain circumstances occur as set forth in the Fund’s limited liability company operating agreement which include but are not limited to the following:

(a)	Bankruptcy, dissolution, withdrawal or other termination of the last remaining Manager of this FuturesAccess Fund.
(b)	Any event which would make unlawful the continued existence of this Fund.
(c)	Determination by MLAI to liquidate or withdraw from the Fund.

In the event of a liquidation, the order of liquidation would be: payment and discharge of all claims of creditors, establish reserves for any contingent liabilities, and finally distribute to investors in accordance with their account balances.

2.	RELATED PARTY TRANSACTIONS

The Fund’s U.S. dollar assets will be maintained at MLPF&S.  On assets held in U.S. dollars, MLPF&S credits the Fund with interest at the most favorable rate payable by MLPF&S to accounts of Merrill Lynch affiliates but not less than 75% of such prevailing rate.  The Fund is credited with interest on any of its assets and net profits actually held by MLPF&S in non-U.S. dollar currencies at a prevailing local rate received by MLPF&S.  MLPF&S may derive certain economic benefit, in excess of the interest which MLPF&S pays to the Fund, from possession of such assets.

MLPF&S will charge the Fund at prevailing local interest rates for financing realized and unrealized losses on the Fund’s non-U.S. dollar-denominated positions.  Such amounts are netted against interest income due to the insignificance of such amounts.

The Fund will charge Sponsor Fees on the month-end net assets after all other charges.  There will not be Sponsor Fees charged at the Master Fund level.  The Fund’s Class A Units and Class I Units, when issued, will pay MLAI a Sponsor’s Fee of 1/12 of 1.5% and 1/12 of 1.1%, respectively, of their month-end net asset value.  Class C Units, when issued, will pay MLAI a monthly Sponsor’s Fee of 1/12 of 2.5% of their month-end net asset value.  Class D Units, when issued, will pay no Sponsor’s Fee.  Net asset value, for purposes of calculating the Sponsor’s Fees, is calculated prior to reduction for the Sponsor’s Fee being calculated.

Pursuant to an informal agreement between the Fund and MLAI, costs incurred prior to the Fund accepting external subscriptions are indemnified by MLAI and will not constitute obligations of the Fund.  As of the date of the Statement of Financial Condition no external subscriptions had been accepted, and as a result, the Fund recorded a receivable, which is carried at fair value as it is short term in nature, from MLAI for costs incurred through the date of the Statement of Financial Condition.  Upon receipt of subscriptions, MLAI will be released from its responsibility and these expenses incurred will become the obligations of the Fund and its Unit holders.

3.	ADVISORY AGREEMENT

The Master Fund and Ortus have entered into an advisory agreement (the “agreement”) that will become effective once funds are allocated for trading (see note 6 regarding Subsequent events).  This agreement shall continue in effect until October 26, 2013.  Thereafter, this agreement shall be automatically renewed for successive one-year periods, on the same terms, unless terminated at any time by either Ortus or the Master Fund upon notice to either party no later than 90 days before the expiration of the then current term.  Ortus determines the commodity futures, options on futures currency spot and forward contract trades to be made on behalf of their respective Fund accounts, subject to certain trading policies and to certain rights reserved by MLAI.

As of the last business day of each calendar month, the Master Fund shall pay the Trading Advisor a management fee equal to 1/12 of 2.00% (a 2.00% annual rate) of the month-end net asset value of the Master Fund, prior to reduction for any accrued Incentive Fees or for the management fee being calculated.

The Performance fees will be charged to the Master Fund on any New Trading Profit, as defined in the advisory agreement, and are payable to Ortus as of the end of each quarter as well as any interim period for which there are net redemption of Units, to the extent of the applicable percentage of any New Trading Profit attributable to such Units.  The Master Fund pays a 20% performance fee to Ortus.

In order to help defray the costs of MLAI’s sponsoring and providing ongoing administration and operational support to the Master Fund, Ortus will pay, as defined in the advisory agreement, or direct the Master Fund to pay, MLAI an amount equal to 25% of the first $200 million of Master Fund assets and 30% on assets in excess of $200 million of the Management Fee.

4.	WEIGHTED AVERAGE UNITS

The weighted average number of Units outstanding for each Class is computed for purposes of calculating net income per weighted average Unit.  The weighted average number of Units outstanding, for each Class, for the period ended December 31, 2011 equals the Units outstanding as of such date, adjusted proportionately for Units sold or redeemed based on the respective length of time each was outstanding during the year.  There are no Units outstanding at December 31, 2011.

5.	INDEMNIFICATIONS

In the normal course of business, the Fund has entered, or may in the future enter into agreements that obligate the Fund to indemnify third parties, including affiliates of the Fund, for breach of certain representations and warranties made by the Fund.  No claims have actually been made with respect to such indemnities and any quantification would involve hypothetical claims that have not been made.  Based on the Fund’s experience, MLAI expected the risk of loss to be remote and, therefore, no provision has been recorded.

6.	SUBSEQUENT EVENTS

As of January 3, 2012 the subscriptions accepted were $14,511,125.  Consequently, MLAI is no longer responsible for the organization expenses incurred prior to the commencement of operations.

Management has evaluated the impact of subsequent events on the Fund and has determined that there were no other subsequent events that require adjustments to, or disclosure in, the financial statements.

* * * * * * * * * * *

To the best of the knowledge and belief of the undersigned, the information contained in this report is accurate and complete.

__________________ Barbra E. Kocsis Chief Financial Officer Merrill Lynch Alternative Investments LLC Sponsor of Ortus Currency FuturesAccess LLC